EXHIBIT 3.1

BEHRINGER HARVARD REIT I, INC.

CERTIFICATE OF CORRECTION

THIS IS TO CERTIFY THAT:

FIRST:           The title of the document being corrected is Sixth Articles of Amendment and Restatement (the “Articles”).

SECOND:      The sole party to the Articles is Behringer Harvard REIT I, Inc., a Maryland corporation (the “Company”).

THIRD:         The Articles were filed with the State Department of Assessments and Taxation of Maryland (“SDAT”) on October 1, 2003.

FOURTH:     The second sentence of Section 5.1 of the Articles as previously filed with the SDAT is set forth below:

The aggregate par value of all authorized shares of stock having par value is $50,000.

FIFTH:          The second sentence of Section 5.1 of the Articles as corrected hereby is set forth below:

The aggregate par value of all authorized shares of stock having par value is $40,000.

SIXTH:          The undersigned President of the Company acknowledges this Certificate of Correction to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused this Certificate of Correction to be signed in its name and on its behalf by its President and attested to by its Secretary on this 14th day of December, 2005.

ATTEST:	BEHRINGER HARVARD REIT I, INC.

/s/ Gerald J. Reihsen, III	By:	/s/ Robert S. Aisner	(SEAL)
Name: Gerald J. Reihsen, III		Name: Robert S. Aisner
Title: Secretary		Title: President